    As filed with the Securities and Exchange Commission on January 11, 2002
                                                  REGISTRATION NO. 333 -
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM S-8
                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933


                        AMERICAN TECHNICAL CERAMICS CORP.
             (Exact Name of Registrant as Specified in its Charter)

          DELAWARE                                       11-2113382
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
incorporation or organization)

                                 17 STEPAR PLACE
                          HUNTINGTON STATION, NY 11746
                    (Address of Principal Executive Offices)

                            2000 INCENTIVE STOCK PLAN
                            (Full title of the Plan)

                                KATHLEEN M. KELLY
                        AMERICAN TECHNICAL CERAMICS CORP.
                                 17 STEPAR PLACE
                          HUNTINGTON STATION, NY 11746
                                 (631) 622-4710
    (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                 WITH A COPY TO:
                          STEPHEN J. GULOTTA, JR., ESQ.
                 MINTZ LEVIN COHN FERRIS GLOVSKY AND POPEO, P.C.
                                666 THIRD AVENUE
                               NEW YORK, NY 10017
                                 (212) 935-3000


                                                       CALCULATION OF REGISTRATION FEE
=============================== ================= ================== ===================== ===================

                                                       Proposed            Proposed
                                                        Maximum             Maximum
          Title of                Amount to be      Offering Price         Aggregate            Amount of
 Securities to be Registered      Registered(1)        Per Share(5)     Offering Price(5)   Registration Fee
------------------------------- ----------------- ------------------ --------------------- -------------------
Common Stock, $.01 par value             0   (2)    $          0        $            0       $        0
Common Stock, $.01 par value          254,000(3)    $      19.50        $    4,953,000       $    1,184
Common Stock, $.01 par value          180,000(3)    $      23.50        $    4,230,000       $    1,011
Common Stock, $.01 par value           56,000(3)    $      44.00        $    2,464,000       $      589
Common Stock, $.01 par value           40,000(3)    $      15.75        $      630,000       $      151
Common Stock, $.01 par value          322,000(3)    $      11.40        $    3,670,800       $      877
Common Stock, $.01 par value           81,000(3)    $       9.09        $      736,290       $      176
Common Stock, $.01 par value          267,000(4)    $     10.695        $    2,855,565       $      682
------------------------------- ----------------- ------------------ --------------------- -------------------
TOTAL . . . . . . . . . . . .        1,200,000                          $   19,539,655       $    4,670
=============================== ================= ================== ===================== ===================

(1) The maximum number of shares of common stock, par value $.01 per share (the "Common Stock"), which may be granted as restricted stock awards or issued upon the exercise of options granted under the 2000 Incentive Stock Plan (the "Plan") are subject to adjustment in accordance with certain anti-dilution and other provisions of the Plan. Accordingly, pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement covers, in addition to the number of shares stated above, an indeterminate number of shares which may be subject to grant or otherwise issuable after the operation of any such anti-dilution and other provisions.

(2) Represents the number of shares of Common Stock, which have been granted as restricted stock awards under the Plan.

(3) Represents the number of shares of Common Stock, which are issuable upon the exercise of options heretofore granted under the Plan.

(4) Represents the number of shares of Common Stock available under the Plan for grant as restricted stock awards or issuable upon the exercise of options not yet granted.

(5) This calculation is made solely for the purpose of determining the registration fee pursuant to the provisions of Rule 457(h) under the Securities Act as follows: (i) in the case of shares of Common Stock which may be purchased upon exercise of outstanding options, the fee is calculated on the basis of the price at which the options may be exercised; and (ii) in the case of shares of Common Stock issued as restricted stock awards, available for grant as restricted stock awards or issuable upon the exercise of options which have not yet been granted, the fee is calculated on the basis of the average of the high and low sale prices per share of the Common Stock on the American Stock Exchange as of a date (January 9,
     2002) within five business days prior to filing this Registration
     Statement.
================================================================================

                                EXPLANATORY NOTE

         This Registration Statement includes a prospectus, prepared in accordance with the requirements of Form S-3, which, pursuant to General Instruction C of Form S-8, may be used for reofferings and resales of shares of the Registrant's common stock by certain officers and directors of the Registrant who may be deemed to be "affiliates" of the Registrant, as that term is defined in Rule 405 under the Securities Act of 1933.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

         The document(s) containing information specified by Part I of this Registration Statement on Form S-8 has been or will be sent or given to participants in the Plan as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission under the Securities Act of 1933. Such document(s) are not being filed with the SEC but constitute (along with the documents incorporated by reference into the Registration Statement pursuant to Items 3, 6 and 8 of Part II hereof) a prospectus that meets the requirements of
Section 10(a) of the Securities Act of 1933.

                                   PROSPECTUS

                        AMERICAN TECHNICAL CERAMICS CORP.

                UP TO 1,200,000 SHARES OF COMMON STOCK UNDER THE
                        AMERICAN TECHNICAL CERAMICS CORP.
                            2000 INCENTIVE STOCK PLAN

         This prospectus relates to offers and sales of shares of our common stock, that have been or will be acquired by certain of our employees, offices, directors, agents, consultants and independent contractors who may be deemed to be our "affiliates" under applicable federal securities laws upon the grant of restricted stock awards or the exercise of options granted pursuant to the American Technical Ceramics Corp. 2000 Incentive Stock Plan. These persons are referred to in this prospectus as the "Selling Security Holders." See "Selling Security Holders" for information about these persons.

         Our common stock is listed on the American Stock Exchange under the symbol "AMK." The closing sales price for our common stock on January 9, 2002 was $10.75.

         Shares covered by this prospectus may be offered and sold from time to time directly by the Selling Security Holders or through brokers on the American Stock Exchange or otherwise at the prices prevailing at the time of such sales. No specified brokers or dealers have been designated by the Selling Security Holders, and no agreement has been entered into in respect of brokerage commissions or for the exclusive or coordinated sale of any securities which may be offered pursuant to this prospectus. The net proceeds to the Selling Security Holders will be the proceeds received by them upon such sales, less brokerage commissions, if any. We will pay all expenses of preparing and reproducing this prospectus, but will not receive any of the proceeds from sales by any of the Selling Security Holders. The Selling Security Holders and any broker-dealers, agents, or underwriters through whom their shares are sold may be deemed "underwriters" within the meaning of the Securities Act of 1933 with respect to securities offered by them, and any profits realized or commissions received by them may be deemed underwriting compensation. See "Plan of Distribution" for more information about the sale of the shares offered by this prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES AUTHORITY HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

  INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" ON PAGE 5.

                 THE DATE OF THIS PROSPECTUS IS JANUARY 11, 2002

You may rely on the information contained in this prospectus. We have not authorized anyone to provide information other than the information contained in this prospectus. Neither the delivery of this prospectus nor the sale of our common stock means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy shares of our common stock in any circumstances under which such an offer or solicitation is unlawful.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements, and other information with the Securities and Exchange Commission. Copies of these materials and the Registration Statement (including the exhibits and schedules to the Registration Statement) may be inspected without charge and obtained at prescribed rates at the public reference section of the SEC at its principal offices located at 450 Fifth Street, N.W., Washington D.C. 20549. You may also obtain information on the operation of the public reference facilities by calling the SEC at 1-800-SEC-0330. The Registration Statement has been filed electronically with the SEC. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC at http://www.sec.gov. In addition, our common stock is quoted on the American Stock Exchange. Reports, proxy statements and other information concerning us may be inspected at the offices of the American Stock Exchange, Inc., 86 Trinity Place, New York, New York 10006-1881.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by us with the SEC are incorporated into this prospectus by reference:

     (1) our Annual Report on Form 10-K for the fiscal year ended June 30, 2001;

     (2) our Quarterly Reports on Form 10-Q for the quarter ended September 30, 2001;

     (3) our Proxy Statement on Schedule 14A relating to our Annual Meeting of Stockholders held on November 15, 2001; and

     (4) the description of our capital stock, which is registered under Section 12 of the Securities Exchange Act of 1934, contained in our Registration Statement on Form 8-A filed with the SEC (which is, in turn, incorporated by reference to the description of our capital stock contained in our Registration Statement on Form S-18 (File No. 96925-NY)). Each document we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before the end of the offering made hereby is also incorporated by reference into this prospectus from the filing date of such document. If any statement in any document incorporated by reference is inconsistent with this prospectus, the statement in the latest document supersedes the earlier statement. You should not rely on any statement that has been superseded.

     We will provide without charge to each person who receives a prospectus, upon written or oral request of such person, a copy of the information that is incorporated by reference in this prospectus (not including exhibits to the information that is so incorporated by reference). Requests for information should be directed to: American Technical Ceramics Corp., 17 Stepar Place, Huntington Station, NY 11746; Attention: Kathleen M. Kelly. Our telephone number at this location is: (631) 622-4700.

                                TABLE OF CONTENTS

                                                                       Page

WHERE YOU CAN FIND MORE INFORMATION.......................................2
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...........................2
PROSPECTUS SUMMARY........................................................4
THE COMPANY...............................................................4
RISK FACTORS..............................................................5
USE OF PROCEEDS...........................................................8
SELLING SECURITY HOLDERS..................................................8
DESCRIPTION OF CAPITAL STOCK..............................................9
TRANSFER AGENT............................................................9
PLAN OF DISTRIBUTION......................................................9
LEGAL MATTERS............................................................10
EXPERTS..................................................................10

                               PROSPECTUS SUMMARY

         You should read all of this prospectus, especially the section "Risk Factors" starting on page 5, and the current public information and audited financial statements, including the notes thereto, incorporated by reference, before deciding whether to purchase the common stock offered by this prospectus. Unless otherwise indicated, the information in this prospectus has been adjusted to give effect to a two-for-one stock split, effected in the form of a stock dividend distributed on May 15, 2000 to holders of record on April 24, 2000. Certain statements included or incorporated by reference into this prospectus constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements, or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, among other things, market demand for our products, competitive factors, availability of our raw materials, our ability to manage growth, our ability to recruit and retain qualified personnel and other factors referenced in this prospectus and in our filings with the SEC.

                                   THE COMPANY

         We design, develop, manufacture and market Radio Frequency/Microwave/Millimeter/Wave ceramic capacitors, thin film products, and other passive components. Our products are focused primarily in the high reliability market for ultra-high frequency, or UHF, and microwave applications, including wireless electronics, fiber optics, medical electronics, semiconductor equipment and satellite equipment. Capacitors function within electronic circuits by storing and discharging precise amounts of electrical power. We believe that we are a leading manufacturer of multilayer capacitors, or MLCs, for UHF and microwave applications. Thin film products are ceramic substrates on which circuit patterns are printed by means of thin film processes, and are used by customers as building blocks in electronic circuits. Our management believes that we operate in only one industry segment - the electronic components industry.

         Our MLCs are generally designed for critical performance applications, and are characterized by a high degree of reliability (hi-rel), low power dissipation and ruggedness. Our products are used in commercial and military applications, including wireless cellular and Personal Communications Systems, medical imaging (i.e., magnetic resonance imaging), radio frequency power sources for semiconductor manufacturing, satellite communications, numerous aerospace systems, including radar and electronic warfare, and certain high-speed digital processing equipment.

         We have historically pursued the high-performance MLC market in which our products are typically applied in the manufacture of high-value capital equipment and which has commanded high unit selling prices. The MLCs required for these applications constitute a small part of the circuit cost and, because performance requirements are stringent and the cost of component failure high, customers have been willing to pay the higher prices associated with higher performance products. In recent years, we have mechanized our manufacturing processes to enable us to produce certain of our existing MLCs for the growing medium-priced niche market driven by telecommunications applications.

         We are also developing new capacitor products targeted towards the high volume markets. The first of these new products is the 600S which is targeted towards the high-performance, lower-priced segment in the wireless industry. In addition, we offer specialized capacitors designed to perform at frequencies higher than the useful range of typical microwave MLC's. Manufactured and sold in both hi-rel and commercial versions, these products are used in wideband wireless data communications, satellite communications, military systems and other microwave and millimeter-wave applications.

         We have diversified our product line in recent years through the development of custom product capability based on thin film technologies. These additional products enable us to offer custom metalization and patterned substrates for a broad range of hybrid circuit requirements. Typical applications include, among others, microwave attenuators, filters, resistors, amplifiers and capacitators.

         Recently we introduced a line of high power, passive resistive products. These products, including standard resistors, terminations, attenuators and other customized products, are used in many of the same types of equipment as are capacitor products. Other applications for these products, including radio frequency and microwave products, reflect an expansion of our customer base. The markets for these products include the wireless and telecommunications markets, including base station and satellite communications, and a broad range of medical, military and other commercial applications.

                                  RISK FACTORS

         Investing in our stock is highly speculative and risky. You should be able to bear a complete loss of your investment. Before making an investment decision, you should carefully consider the following risk factors. If any event or circumstance described in the following risk factors actually occurs, it could materially adversely affect our business, operating results and financial condition. The risks and uncertainties described below are not the only ones which we face. There may be additional risks and uncertainties not presently known to us or that we currently believe are immaterial which could also have a negative impact on our business, operating results and financial condition.

         THE DEMAND FOR OUR PRODUCTS IS DEPENDENT UPON DEMAND FOR THE PRODUCTS IN WHICH THEY ARE USED.

         Our products are used in the production of a variety of highly complex electronic products manufactured by original equipment manufacturers for the military and for commercial use. Accordingly, demand for our products is highly dependent upon demand for the products in which they are used. A reduction in demand for the electronic products in which our products are used could reduce our revenues.

         WE MAY NOT BE ABLE TO CONTINUE TO MAINTAIN OUR QUALIFICATION WITH THE DEFENSE LOGISTICS AGENCY OF THE U.S. DEPARTMENT OF DEFENSE.

         We sell a significant amount of hi-rel products for end use by the U.S. military. These sales require us to be qualified with the Defense Logistics Agency of the U.S. Department of Defense. We cannot assure you that we will be able to maintain our qualification and our failure to do so would have a material adverse effect on our sales to the U.S. military. Sales to the U.S. military are also subject to various risks, including, among others, unpredictable reductions in the funds available to purchase products and contract termination for the convenience of the government. A reduction in the U.S. military's demand for our products because of our failure to maintain our qualification or otherwise could reduce our revenues.

         WE DO NOT HAVE LONG-TERM OR EXCLUSIVE CONTRACTS WITH OUR CUSTOMERS.

         We generally do not have long-term or exclusive contracts with our customers. Sales to customers are generally made pursuant to purchase orders. While we are not materially dependent upon sales to any single customer, the loss of, or a significant change in, the relationship between us and our key customers could have a material adverse effect on our business, operating results and financial condition.

         OUR CONTINUED SUCCESS IS DEPENDENT UPON OUR ABILITY TO DEVELOP AND REFINE OUR TECHNOLOGICAL EXPERTISE.

         The technology upon which our products are based is subject to continuous development of materials and processes. Our business is in large part contingent upon the continuous refinement of our technological and engineering expertise and the development of new or enhanced products and technologies to meet the rapidly developing demands of new applications and increased competition. We cannot assure you that we will continue to be successful in our efforts to develop new or refine existing products or that we will otherwise be able to timely identify and respond to technological improvements made by our competitors. Significant technological breakthroughs by others could have a material adverse effect on our business, operating results and financial condition.

         WE ARE DEPENDENT UPON A LIMITED NUMBER OF SUPPLIERS FOR THE PALLADIUM USED IN THE PRODUCTION OF OUR CAPACITORS.

         Although we generally use readily obtainable raw materials and supplies in the manufacture of our products, palladium, a precious metal used in the production of our capacitors, is currently available from a limited number of metal dealers who obtain palladium from Russia or the Republic of South Africa. The availability and cost of palladium has historically been, and may continue to be, subject to changes in government policies, tariffs, import restrictions and other factors beyond our control. An interruption or reduction of exports of palladium by Russia or the Republic of South Africa or an increase in the cost of palladium could have a material adverse effect on our ability to meet demand for our products or our gross profit margins for such products.

         A SIGNIFICANT PORTION OF OUR SALES ARE INTERNATIONAL AND SUBJECT US TO RISKS ASSOCIATED WITH FOREIGN MARKETS.

         Sales to customers located outside of the United States constituted 28%, 26% and 30% of our net sales during the fiscal years ended June 30, 2001, 2000 and 1999, respectively. We anticipate that international sales will continue to constitute a substantial portion of our total sales. These sales expose us to certain risks, including among others, barriers to trade, fluctuations in foreign currency exchange rates (which may make our products less price competitive), political and economic instability, changes in monetary policy, tariff regulations and other U.S. and foreign laws and regulations that may apply to the export of our products, as well as the generally greater difficulties of doing business abroad. Any change in these factors could have a negative impact on our ability to sell our products internationally.

         CHANGES IN THE MIX OF PRODUCTS SOLD, COST OF RAW MATERIALS OR OTHER FACTORS MAY CAUSE OUR QUARTERLY RESULTS TO FLUCTUATE.

         We offer a broad array of products to our customers. Gross margins can vary significantly from product to product and across product lines. Accordingly, a change in the mix of products sold by us during a particular period could lead to distinctly different financial results for that period as compared to other periods. In addition, certain raw materials used by us may fluctuate in price, and to the extent that we are unable to pass on increases in the costs of such materials to our customers, such increases could have a material adverse effect on the gross profit margins on products incorporating such raw materials. Our revenues and gross margins may also vary from quarter to quarter as a result of a variety of factors, including, among others, the timing of customer orders and competitive pricing pressures.

         MODIFICATIONS TO OUR MANUFACTURING PROCESS MAY TEMPORARILY RESULT IN LOWER PRODUCTION YIELDS.

         From time to time we make modifications to our manufacturing processes as a result of technological improvements we have developed or the requirements of new products or refinements to existing products. We may also increase our production capacity from time to time in order to meet actual or projected increases in demand for our products. These changes and increases may result in lower production yields while the modified or new production lines are adjusted for optimum efficiency. These circumstances could lead to further fluctuations in quarterly results.

         WE FACE POTENTIAL COMPETITION AND PRICING PRESSURES FROM LARGER, WELL-FINANCED MLC MANUFACTURERS AND WE MAY NOT BE ABLE TO SUCCESSFULLY COMPETE IN THE FUTURE.

         Competition in the MLC industry is intense and, in general, is based primarily on price. In the hi-rel and UHF/Microwave market segments, where price has historically been less important, competition has been based primarily on high performance product specifications, achieving consistent product reliability, fast deliveries and high levels of customer service. We compete with a number of larger MLC manufacturers who have broader product lines and greater financial, marketing and technical resources than us. Potential growth of some commercial market applications may in the future increase the competitive importance of price. We cannot assure you that we will be able to improve the productivity and efficiency of our manufacturing processes in order to respond to pricing pressures and our failure to do so could have a material adverse effect on our business, operating results and financial condition.

         WE MAY NOT BE ABLE TO PROTECT OUR PROPRIETARY RIGHTS.

         Although we have manufacturing and design patents and pending patent applications, and although we will continue to seek the supplemental protection afforded by patents, we generally consider protection of our products, processes and materials to be more dependent upon proprietary knowledge and on rapid assimilation of innovations than on patent protection. Our porcelain and ceramic formulations are considered trade secrets which are protected by internal non-disclosure safeguards and employee confidentiality agreements. We cannot assure you that the steps we have taken to protect our proprietary rights will be adequate to deter misappropriation, or that an independent third party will not develop functionally equivalent technology. Such misappropriation or development could have a material adverse effect on our business, operating results and financial condition.

         WE MAY BE SUED BY THIRD PARTIES FOR INFRINGEMENT OF THEIR INTELLECTUAL PROPERTY RIGHTS AND INCUR COSTS OF DEFENSE AND POSSIBLE ROYALTIES OR LOSE THE RIGHT TO USE IMPORTANT TECHNOLOGY.

         While we believe our present products and technology do not infringe upon the patents or intellectual property rights of others and we are not aware of any threatened patent or intellectual property infringement claims against us, we cannot assure you that such claims will not be asserted against us in the future. Any such claims in the future could result in our being required to enter into royalty arrangements, cease manufacturing the infringing products or utilizing infringing technologies, pay damages or defend litigation, any of which could divert management attention from administering our business and preclude us from conducting our business.

         WE MAY FACE LIABILITY FOR ENVIRONMENTAL COMPLIANCE OR COSTS OF REDEMPTION.

         We are subject to the requirements of federal, state and local environmental and occupational health and safety laws and regulations. We have made and will continue to make capital and other expenditures to comply with environmental requirements. We cannot assure you that we will always be in complete compliance with all such requirements and in any case where we fail to comply, we may be held liable for cost of remediation or other penalties.

         We produce limited quantities of hazardous wastes in the production of our capacitors, thin film products and other passive components. Accordingly, if a release of hazardous substances occurs on or from our properties or from any of our disposal locations, or if contamination is discovered at any of our properties, we may be held liable, and the amount of such liability and remediation costs could have a material adverse effect on our business, operating results and financial condition.

         WE ARE DEPENDENT ON THE CONTINUED SERVICES OF VICTOR INSETTA AND THE LOSS OF HIS SERVICES COULD NEGATIVELY IMPACT OUR OPERATIONS.

         Our success is largely dependent on the continued efforts and abilities of Victor Insetta, our President and Chief Executive Officer. We have an employment agreement with Mr. Insetta and maintain key-person life insurance on his life in the amount of $4,000,000. However, the loss of Mr. Insetta's services could negatively impact our operations.

         WE HAVE A 55% STOCKHOLDER WHO IS ABLE TO EXERCISE CONTROL OVER US.

         As of the date of this prospectus, Victor Insetta, our President and Chief Executive Officer, owns 4,455,130 shares of our common stock which represents approximately 55% of our issued and outstanding common stock. As a result of such ownership, Mr. Insetta has the ability to control the election of our directors and the outcome of all issues submitted to a vote of our stockholders.

         WE HAVE NEVER PAID CASH DIVIDENDS ON OUR COMMON STOCK AND ARE UNLIKELY TO DO SO IN THE FORESEEABLE FUTURE.

         We have never paid any cash dividends on our common stock and do not intend to pay cash dividends to our stockholders in the foreseeable future. We currently intend to reinvest earnings in the development and expansion of our business.

                                 USE OF PROCEEDS

         We are unable to predict the time, if ever, when options and awards will be granted under the Plan and, in the case of options, exercised and, therefore, are unable to estimate the net proceeds from grants and exercises. Moreover, the Plan allows restricted stock awards to be granted without payment to us and also permits certain methods of exercising options which would not result in us receiving any cash proceeds. It is expected that the net proceeds from the grant of restricted stock awards, if any, and from the sale of shares to the Selling Security Holders upon the exercise of options, if any, will be used by us for general corporate purposes. We will not receive any proceeds from the subsequent sale of shares by the Selling Security Holders.

                            SELLING SECURITY HOLDERS

         As the names and amounts of shares to be sold by Selling Security Holders become known, the following information will be included in a prospectus supplement: (i) the name and address of each Selling Security Holder, (ii) any position or positions held with us by each such Selling Security Holder over the last three years, (iii) the number of shares of our common stock owned by each such Selling Security Holder, and (iv) the number of shares of common stock available to be acquired by each such Selling Security Holder pursuant to the Plan and being registered for resale by each such Selling Security Holders, and
(v) the number of shares of our common stock and the percentage, if 1% or more, of the total number of shares of our common stock outstanding to be beneficially owned by each Selling Security Holder following this offering.

                          DESCRIPTION OF CAPITAL STOCK

         A description of our capital stock is contained in our Registration Statement on Form 8-A, which is, in turn, incorporated by reference to the description of our common stock contained in our Registration Statement on Form S-18, both of which are incorporated into this prospectus by reference. See "Incorporation of Certain Documents by Reference."

                                 TRANSFER AGENT

         We have appointed American Stock Transfer Co., New York, New York, as transfer agent for our common stock.

                              PLAN OF DISTRIBUTION

         The shares of our common stock offered by this prospectus may be sold from time to time by the Selling Security Holders or by pledgees, donees, transferees or other successors in interest to the Selling Security Holders. No underwriting arrangements have been entered into by the Selling Security Holders. The distribution of the shares offered by this prospectus may be effected in one or more transactions that may take place on the American Stock Exchange, or otherwise, including ordinary broker's transactions, privately negotiated transactions, or through sales to one or more dealers for resale of such shares as principals, at prevailing market prices at the time of sale, prices related to prevailing market prices, or negotiated prices. Underwriter's discounts and usual and customary or specifically negotiated brokerage fees or commissions may be paid by a Selling Security Holder in connection with sales of such shares.

         In order to comply with certain state securities laws, if applicable, the shares offered by this prospectus will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the shares offered by this prospectus may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

         In addition, any shares covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 701 promulgated under the Securities Act may be sold under such rules rather than pursuant to this prospectus.

         Under applicable rules and regulations under the Securities Exchange Act of 1934, any person engaged in a distribution of the shares offered by this prospectus may not simultaneously engage in certain activities prior to the commencement of such distribution. In addition to, and without limiting, the foregoing, each of the Selling Security Holders and any other person participating in a distribution will be subject to the applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations under such Act, including Regulation M, which provisions may limit the timing of purchases and sales of any of such shares by the Selling Security Holders or any such other person. All of the foregoing may affect the marketability of the shares covered by this prospectus. We will bear all expenses of the offering, except that the Selling Security Holders will pay any applicable brokerage fees or commissions and transfer taxes.

         We can not assure you that any of the Selling Security Holders will offer for sale or sell any or all of the shares covered by this prospectus.

                                  LEGAL MATTERS

         The validity of the shares covered by this prospectus has been passed upon for us by Mintz, Levin, Cohn, Ferris, Glovsky, and Popeo, P.C.

                                     EXPERTS

         The consolidated financial statements of American Technical Ceramics Corp. as of June 30, 2001 and 2000, and for each of the years in the three-year period ended June 30, 2001, incorporated by reference in this Registration Statement have been audited and reported upon by KPMG LLP, independent accountants. Such financial statements have been incorporated by reference herein in reliance upon the reports of KPMG LLP, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed by the Registrant with the Securities and Exchange Commission are incorporated herein by reference: (1) the Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 2001; (2) the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 2001; (3) the Registrant's Proxy Statement on Schedule 14A relating to its Annual Meeting of Stockholders held on November 15, 2001; and (4) the description of the Registrant's common stock contained in the Registrant's Registration Statement on Form 8-A filed with the SEC (which is, in turn, incorporated by reference to the description contained in the Registrant's Registration Statement on Form S-18 (File No. 96925-NY)). All documents subsequently filed by the Registrant with the SEC pursuant to Section 13(a), 13(c), 14 or 15 (d) of the Securities Exchange Act of 1934 after the date of this Registration Statement and prior to the termination of the offering made hereby will be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

ITEM 4.  DESCRIPTION OF SECURITIES

         Not Applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

         The validity of the Registrant's common stock issuable upon the grant of restricted stock awards or the exercise of options granted pursuant to the Plan will be passed upon by Mintz Levin Cohn Ferris Glovsky and Popeo, P.C., 666 Third Avenue, New York, NY 10017.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Delaware General Corporation Law, Section 102(b)(7) enables a corporation in its original certificate of incorporation or an amendment thereto validly approved by stockholders to eliminate or limit personal liability of members of its Board of Directors for violations of a director's fiduciary duty of care, subject to certain exceptions. The Company's Certificate of Incorporation includes the following language:

         "No director shall be personally liable to the Corporation or any stockholder for monetary damages for breach of fiduciary duty as a director, except for any matter in respect to which such director shall be liable under
Section 174 of Title 8 of the Delaware Code or any amendment thereto or successor provision thereto or shall be liable by reason that, in addition to any and all other requirements for such liability, he (i) shall have breached his duty of loyalty to the Corporation or its stockholders, (ii) shall have acted, or failed to act, in a manner that is not in good faith, (iii) shall have acted, or failed to act, in a manner involving intentional misconduct or a knowing violation of law or (iv) shall have derived an improper personal benefit."

         Delaware General Corporation Law, Section 145, permits a corporation organized under Delaware law to indemnify directors and officers with respect to any matter in which the director or officer acted in good faith and in a manner he reasonably believed to be not opposed to the best interests of the Company, and, with respect to any criminal action, had reasonable cause to believe his conduct was lawful. The By-Laws of the Company include the following provision:

         "Every person (and the heirs, executors and administrators of such person) who is or was a director, officer, employee or agent of the Corporation or of any other company, including another corporation, partnership, joint venture, trust or other enterprise in which such person serves or served as such at the request of the Corporation, shall be indemnified by the Corporation against all judgments, payments in settlement (whether or not approved by court), fines, penalties and other reasonable costs and expenses (including fees and disbursements of counsel) imposed upon or incurred by such person in connection with or resulting from any action, suit, proceeding, investigation or claim, civil, criminal, administrative, legislative or other (including any criminal action, suit or proceeding in which such person enters a plea of guilty or nolo contendere or its equivalent), or any appeal relating thereto, which is brought or threatened either by or in the right of the Corporation or such other person, governmental authority or instrumentality (herein called a "third-party action") and in which such person is made a party or is otherwise involved by reason of his being or having been such director, officer, employee or agent or by reason of any action or omission, or alleged action or omission, by such person in his capacity as such director, officer, employee or agent if either
(a) such person is wholly successful, on the merits or otherwise, in defending such derivative or third-party action or (b) in the judgment of a court of competent jurisdiction or, in the absence of such determination, in the judgment of a majority of a quorum of the Board of Directors of the Corporation (which quorum shall not include any director who is a party to or is otherwise involved in such action) or, in their absence of such a disinterested quorum, in the opinion of independent legal counsel (i) in the case of a derivative action, such person acted without negligence or misconduct in the performance of his duty to the Corporation or such other company or (ii) in the case of a third-party action, such person acted in good faith in what he reasonably believed to be the best interests of the Corporation or such other company and, in addition, in any criminal action, had no reasonable cause to believe that his action was unlawful, provided that, in the case of a derivative action, such indemnification shall not be made in respect of any payment to the Corporation or such other company or any stockholder thereof in satisfaction of judgment or in settlement unless either (x) a court of competent jurisdiction has approved such settlement, if any, and the reimbursement of such payment or (y) if the court in which such action has been instituted lacks jurisdiction to grant such approval or such action is settled before the institution of judicial proceedings, in the opinion of independent legal counsel the applicable standard of conduct specified hereinbefore has been met, such action was without substantial merit, such settlement was in the best interests of the Corporation or such other company and the reimbursement of such payment is permissible under applicable law. In case such person is successful, on the merits or otherwise, in defending part of such action or, in the judgment of such a court or such quorum of the Board of Directors or in the opinion of such counsel, has met the applicable standard of conduct specified in the preceding sentence with respect to part of such action, he shall be indemnified by the Corporation against judgments, settlements, payments, fines, penalties and other costs and expenses attributable to such part of such action."

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

         None of the shares of the Registrant's common stock offered hereby are restricted securities to be reoffered or resold pursuant to this Registration Statement and were issued without registration in reliance upon Section 4(2) of the Securities Act of 1933.

ITEM 8.  EXHIBITS

         4.1    Amended Certificate of Incorporation.(1)
         4.2    By-Laws.(2)
         4.3    American Technical Ceramics Corp. 2000 Incentive Stock Plan.(3)
         5.1    Opinion of Mintz Levin Cohn Ferris Glovsky and Popeo, P.C.*
         23.1 Consent of Mintz Levin Cohn Ferris Glovsky and Popeo, P.C. (included in Exhibit 5)*
         23.2   Consent of KPMG LLP*
         24.1   Power of Attorney (included on the signature page hereof)*

ITEM 9.  UNDERTAKINGS

     (a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

               provided, however, that paragraphs (a)(l)(i) and (a)(l)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

--------
(1) Incorporated by reference to the Registrant's Annual Report on Form 10-KSB for the fiscal year ended June 30, 1995.

(2) Incorporated by reference to Exhibit 3(b)(i) to the Registrant's Registration Statement on Form S-18 (No. 2-96925-NY)

(3) Incorporated by reference to the Registrant's Proxy Statement on Schedule 14A relating to the Registrant's Annual Meeting of Stockholders held on November 15, 2001.

* Filed herewith.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15 (d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Huntington Station, New York, on January 11, 2002.



                                       AMERICAN TECHNICAL CERAMICS CORP.


                                       By: /s/ Victor Insetta
                                          ------------------------------
                                           Victor Insetta, President


                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Victor Insetta and Kathleen M. Kelly, or either of them, his true and lawful attorney in fact and agent, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all pre- or post-effective amendments to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their or his or her substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.




       SIGNATURE                                   TITLE                                    DATE

    /s/ Victor Insetta            Chief Executive Officer, President and
----------------------------      Director (Principal Executive Officer)              January 11, 2002
        Victor Insetta

    /s/ Andrew R. Perz                  Vice President, Controller
----------------------------          (Principal Financial Officer)                  January 11, 2002
        Andrew R. Perz

    /s/ Stuart P. Litt
----------------------------                     Director                             January 11, 2002
        Stuart P. Litt

  /s/ Chester E. Spence
----------------------------                     Director                             January 11, 2002
      Chester E. Spence

/s/ O. Julian Garrard, III
----------------------------                     Director                             January 11, 2002
    O. Julian Garrard, III

   /s/ Don S. Bacharach
----------------------------                     Director                             January 11, 2002
       Don S. Bacharach

   /s/ Thomas J. Volpe
----------------------------                     Director                             January 11, 2002
       Thomas J. Volpe

                             EXHIBIT INDEX

    4.1   Amended Certificate of Incorporation.(1)

    4.2   By-Laws.(2)

    4.3   American Technical Ceramics Corp. 2000 Incentive Stock Plan.(3)

    5.1   Opinion of Mintz Levin Cohn Ferris Glovsky and Popeo, P.C.*

    23.1 Consent of Mintz Levin Cohn Ferris Glovsky and Popeo, P.C. (included in Exhibit 5)*

    23.2  Consent of KPMG LLP*

    24.1  Power of Attorney (included on the signature page hereof)*


--------------------

(1) Incorporated by reference to the Registrant's Annual Report on Form 10-KSB for the fiscal year ended June 30, 1995.

(2) Incorporated by reference to Exhibit 3(b)(i) to the Registrant's Registration Statement on Form S-18 (No. 2-96925-NY).

(3) Incorporated by reference to the Registrant's Proxy Statement on Schedule 14A relating to the Registrant's Annual Meeting of Stockholders held on November 15, 2000.

(*)  Filed herewith.